CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Inka Productions Corp.

 We consent to the use of our report dated December 3, 2010 with respect to the financial statements of Inka Productions Corp. as of and for the year ended October 31, 2010, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 Amendment #5 filed by Inka Productions Corp. dated January 27, 2012.

 /s/ M&K CPAS, PLLC

 Houston, Texas

January 27, 2012